Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Motorcar Parts of America, Inc. Third Amended and Restated 2010 Incentive Award Plan of our reports dated June 14, 2017, with respect to the consolidated financial statements and schedules of Motorcar Parts of America, Inc. and the effectiveness of internal control over financial reporting of Motorcar Parts of America, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA
March 15, 2018